Exhibit 19

AEO Policy on Insider Trading

I.
Introduction

American Eagle Outfitters, Inc. (“AEO,” “we,” “us,” “our,” or the “Company”) is a public company (also known as a “publicly traded company”). That means that through the free trade of shares of stock on the New York Stock Exchange (“NYSE”), AEO has stockholders, each of whom has a claim to part of the Company’s assets and profits depending on the number of shares of stock they own.

As a result of being a publicly traded company, there is heightened scrutiny of how our associates, executives, directors, and partners act in relation to trading securities and how they treat material non-public information (as defined below). Under existing law, both you and the Company can be held responsible, both civilly and criminally, for violations of applicable laws regarding trading in AEO or other securities, or the improper disclosure of material non-public information that can affect publicly traded securities. It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be serious. The U.S. Department of Justice (“DOJ”), U.S. Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”), and the NYSE investigate and are very effective at detecting insider trading. Ignorance of the law is no excuse, and even inadvertent violations can result in significant financial and reputational harm to both you and AEO. Additionally, there are no exceptions for small or “immaterial” transactions. Insider trading cases have been successfully prosecuted against individuals as a result of trading only a small number of shares. Therefore, we have this policy on insider trading (this “Policy”) in place to help you understand your obligations so you can make choices that both comply with the law and minimize the risk to both you and AEO. When in doubt, reach out to AEO’s General Counsel, Corporate Secretary, or your HR Business Partner. You also should always consult an appropriate, trusted financial advisor before making financial decisions, but keep in mind that although something might be legal by the letter of the law, it might violate this Policy.

There are no exceptions to this Policy, even for situations that may seem necessary or justifiable (such as the need to raise money for an emergency expenditure) or small transactions. If material non-public information is inadvertently disclosed – no matter what the circumstances – the person making or discovering that disclosure should immediately report the disclosure to AEO’s General Counsel, Chief Financial Officer, Internal Audit, or to the Compliance team.

II.
Scope of Policy: Who is Subject to and Must Read and Understand this Policy

This Policy applies to all associates, officers, directors, and individuals working on behalf of AEO (e.g., consultants and independent contractors) or any of its subsidiaries or affiliates (collectively, “Covered Persons,” “you,” or “your”). This Policy also applies to anyone who resides with you or lives in your household, and any family members who do not live with you, but whose transactions in AEO securities are directed by, or are subject to, your influence or control, such as parents, spouse/partner, or children (collectively, “Family Members”); and (ii) entities controlled by you (“Related Entities”). Any trade made at your direction or with your involvement or by your Family Member or through a Related Entity will be treated as if they were trades made by you.

III.
Key Definitions

A.
Compliance Officer.

AEO has designated its Corporate Secretary as the individual responsible for ensuring compliance with this Policy (the “Compliance Officer”). The duties of the Compliance Officer include:

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Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
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Responding to all inquiries relating to this Policy.
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Reviewing and, after discussing with the General Counsel, either approving or denying all proposed trades by Section 16 Persons.
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After discussing with the General Counsel, designating and announcing trading blackout periods.
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Providing copies of this Policy and other appropriate materials to all new Section 16 Persons.
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Administering and monitoring compliance with all federal and state insider trading laws and regulations.
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Assisting in the preparation and filing of all required SEC reports, including Section 16 Reports, relating to insider trading in AEO securities.
B.
Material Non-Public Information.

During the course of your tenure with AEO, you may receive important and non-public information that relates to AEO’s business, concerns other publicly traded companies with which the Company has business dealings, or otherwise might have an effect on securities prices (“material non-public information”). Because of your access to this material non-public information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in AEO securities, or securities of another publicly traded company, or disclosing such information to a third party who does so profit (a “tippee”).

As a practical matter, it is sometimes difficult to determine whether you possess “inside” or material non-public information. Whether information was material or non-public will only be judged in hindsight, and such information can be material whether it is positive or negative. If you possess material non-public information, you may not trade in a company’s securities, advise anyone else to do so, or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forgo a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material non-public information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade.

If you have any doubt whether information is material or non-public, consult with the General Counsel or Corporate Secretary before taking any action, or communicating that information with a third party.

1.
When is information “material”?

Information is generally regarded as “material” if it has market significance. That is, is it the type of information that:

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A reasonable investor would likely consider important in deciding whether to buy, sell, or hold a company’s securities; or

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Might affect the market or price for a company’s securities.

If the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material.

2.
When is information “non-public”?

“Non-public” information is any information that has not been disclosed broadly to the marketplace and which the investing public has not yet had time to absorb and evaluate. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a way designed to reach investors generally (such as through a press release or a filing with the SEC), and the investors must be given time to absorb the information. Generally, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if the Company announces material non-public information prior to the market opening on a Wednesday, then you may execute a transaction in AEO securities after the market opens on Friday.

3.
Examples of material non-public information.

While it is not possible to provide a complete list, some examples of information that likely will be material if not public include:

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Information about upcoming earnings or losses, financial results, reports, projections, or guidance (or confirmation of their continued accuracy);
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News of a proposed merger, acquisition, or sale of assets;
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Changes in dividend policy or declarations of dividends or stock splits;
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Pending public or private sales of debt or equity securities;
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Calls, redemptions, or purchases of a company’s securities;
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Changes in prices or demand for AEO’s products, or changes in the cost of producing, transporting, or selling our products;
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Significant new products or other changes in operations;
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Major discoveries or significant changes or developments in products or product lines or technologies;
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Gain or loss of a substantial supplier, vendor, or partner;
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Changes in senior management;
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Strategic plans;
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Impending bankruptcy;
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Significant litigation or governmental investigation or other governmental action;
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A significant cybersecurity incident that has not yet been made public;
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Substantial changes in accounting methods;
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Debt service or liquidity problems; or
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Non-public information that you receive as a result of your work for/with AEO,
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whether specific to AEO or not, that you believe could reasonably affect the market for, or price of, securities for other public companies (e.g., competitors, peer companies, vendor companies).

C.
Section 16 Persons.

“Section 16 Persons” include members of the Company’s Board of Directors (the “Board”), Covered Persons designated as “officers” pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the Board, and Family Members and Related Entities of the foregoing persons.

D.
Securities and Transactions in Securities.

“Securities” includes common stock, options to purchase common stock, debt securities, preferred stock,

and derivative securities such as put and call options, warrants, swaps, caps, and collars. “Transactions in securities” include purchases, sales, pledges, hedges, loans, and gifts of securities, as well as other direct or indirect transfers of securities.

E.
10b5-1 Plans.

Rule 10b5-1 of the Exchange Act permits corporate insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) that can be useful in enabling insiders to plan ahead without fear that they might become exposed to material non-public information that will prevent them from trading. Purchases or sales of AEO securities made pursuant to, and in compliance with, a 10b5-1 plan may be made without restriction to any particular period and are not subject to the pre-clearance requirements discussed below, provided that (i) the 10b5-1 plan was established in good faith, in compliance with the requirements of Rule 10b5-1, and at a time when such individual was not in possession of material non-public information about the Company and the Company had not imposed any trading blackout period, (ii) the 10b5-1 plan was reviewed and approved by the Company’s Corporate Secretary prior to establishment, (iii) the 10b5-1 plan allows for the cancellation of a transaction and/or suspension of such 10b5-1 plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company, and (iv) no trades are made within 30 days of the date of establishment of the 10b5-1 plan (90 days for Section 16 Persons). The Company must be notified of the establishment of any such 10b5-1 plan, any amendments to such 10b5-1 plan, and the termination of such 10b5-1 plan. With respect to the pre-approval of the 10b5-1 plan requirement, you should allow at least five business days for the Corporate Secretary’s approval. One of the factors that the Corporate Secretary may consider in determining whether to approve a 10b5-1 plan is compliance with AEO’s applicable minimum stock ownership guidelines. For more information about how to establish a 10b5-1 plan, please contact the Corporate Secretary. AEO reserves the right to disapprove any submitted 10b5-1 plan.

IV.
Prohibitions Applicable to All Covered Persons Under this Policy

A.
No trading in AEO securities while aware of material non-public information.

Unless you have an approved 10b5-1 plan that was entered in good faith and without the benefit of material non-public information, you are prohibited from engaging in any transaction in AEO securities while aware of material non-public information about AEO. It makes no difference whether or not you relied upon or used material non-public information in deciding to trade – if you are aware of material non-public information about AEO, the prohibition applies. You should avoid even the appearance of an improper transaction to preserve AEO’s and your own reputation for adhering to the highest ethical standards of conduct.

This prohibition covers virtually all transactions in AEO securities. Certain of these transactions are addressed in more detail below and may not be permitted under this Policy. This prohibition extends to trades of AEO securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including:

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transactions in AEO securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you;

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transactions in AEO securities by your Family Members;

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transactions in AEO securities by your Related Entities;

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transactions in AEO securities for which you act as trustee, executor, or custodian; and

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transactions in any other account or investment involving in any way any AEO securities over which you exercise any direct or indirect control.
B.
No trading during blackout periods.

Announcement of AEO’s quarterly financial results almost always has the potential to have a material effect on the market for AEO securities. Therefore, to avoid even the appearance of trading on the basis of material non-public information, and to assist compliance with insider trading laws, AEO has created blackout periods during which Covered Persons may not trade in AEO securities. If a blackout period exists, you may not trade in any AEO securities, except pursuant to a 10b5-1 plan, until notified that the blackout has ended. The trading calendar will be published annually, with quarterly updates sent via AEO Communication and reminders on opening/closing to all Covered Persons. When in doubt, do not hesitate to contact the Corporate Secretary.

In addition, from time to time, AEO may decide to impose an event-specific trading blackout for all Covered Persons or for those who are aware of particular information that AEO determines may be considered material non-public information. This kind of special trading blackout may be imposed in connection with a potential acquisition, a financial analyst conference, an anticipated positive or negative earnings surprise, or other material development. The General Counsel and Corporate Secretary will determine whether an event-specific blackout should be imposed. The existence of an event-specific blackout will not be generally announced. If you are covered by the event-specific blackout, you will be notified by the Corporate Secretary. Any person made aware of an event-specific blackout should not disclose the existence of the event-specific blackout to anyone else, including other AEO employees, unless permitted by the Corporate Secretary. It is important to note that existence of an event-specific blackout or the fact that a blackout has ended early or has been extended should be considered material non-public information.

C.
No trading in securities of other companies while aware of material non-public information.

AEO may engage in business transactions with companies whose securities are also publicly traded companies. These transactions may include, among other things, mergers, acquisitions, divestitures, or renewal or termination of significant contracts or other arrangements. Information learned in connection with these transactions or relationships, or by virtue of material non-public information obtained in connection with your employment by or service to AEO, may constitute material non-public information about the other company. You are prohibited from trading in the securities of these other companies while aware of material non-public information about such companies and from communicating that material non-public information to any other person for such use just as you would if the information were material non-public information of AEO.

D.
No “tipping” of material non-public information.

You may not directly or indirectly pass or “tip” material non-public information about AEO or any other company on to others or otherwise make unauthorized disclosure or use of this information, regardless of whether you profit or intend to profit by disclosure. Tipping also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

You should treat all material non-public information with caution, and not share that information, including within AEO, except on a need-to-know basis. Individuals have been subjected to civil and criminal investigations, and penalties including termination, for inadvertently and unintentionally disclosing material non-public information to others who have traded on that information. Even inadvertent disclosure can pose risks to you and the Company. All material non-public information should be closely safeguarded, and treated in accordance with the Company’s policies and procedures surrounding privacy and security.

E.
Frequent trading of AEO securities is strongly discouraged.

Frequent trading of AEO securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information, such as stock price ranges and other market events. You are strongly discouraged from trading in AEO securities for short-term trading profits. Daily or frequent trading, which can be time-consuming and distracting, is strongly discouraged.

F.
No short sales of AEO securities.

You may not engage in short sales of AEO securities (sales of securities that are not then owned by the seller), including “sales against the box” (short sales not exceeding the number of shares already owned). Generally, short sales are transactions from which a person will benefit from a decline in the price of the securities, and AEO believes it is inappropriate for Covered Persons to engage in these transactions with respect to AEO securities. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “No hedging transactions.”

G.
No trading in derivatives of AEO securities.

You may not trade in derivatives of an AEO security, such as exchange-traded put or call options and forward transactions – essentially, entering into an agreement for the right to buy or sell AEO securities except pursuant to a limited diversification or estate planning strategy approved by the General Counsel or the General Counsel’s designee. Any such strategy must comply with this Policy.

H.
No hedging transactions.

Certain forms of hedging or monetization transactions may offset a decrease, or limit your ability to profit from an increase, in the value of AEO securities you hold, enabling you to continue to own AEO securities without the full risks and rewards of ownership. AEO believes that such transactions separate the holder’s interests from those of other stockholders. Therefore, you and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars, or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of AEO securities or limit your ability to profit from an increase in the market value of AEO securities.

I.
No margin accounts or pledges.

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material non-public information or otherwise are not permitted to trade in AEO securities, you are prohibited from holding AEO securities in a margin account or directly or indirectly pledging, hypothecating, or otherwise encumbering AEO securities as collateral for indebtedness. This prohibition applies to AEO securities that (i) you own directly or indirectly or (ii) are granted by the Company as part of your compensation.

J.
Limited use of standing orders.

Standing orders should be used only for three business days. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material non-public information or are otherwise not permitted to trade in AEO securities may result in unlawful insider trading and/or a violation of this Policy. Notwithstanding the foregoing, a standing order incorporated into a 10b5-1 plan approved by AEO is permitted.

K.
No trading on rumors.

Rumors within AEO concerning matters which, if true, would be material non-public information are deemed to constitute material non-public information for purposes of this Policy. Accordingly, you should not trade on the basis of these rumors.

L.
Participation in electronic bulletin boards, chat rooms, blogs, or websites must be consistent with this Policy.

Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites, or any other form of social media, including the disclosure of material non-public information about AEO or material non-public information with respect to other companies that you come into possession of in connection with your tenure with AEO. You are prohibited from making public statements about AEO, including truthful statements, that are calculated or reasonably likely to affect the price of AEO or other securities, unless specifically authorized to do so by AEO.

M.
Public disclosures should be made only by designated persons.

No individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, analysts, investors, or others outside of AEO. You should not respond to these inquiries unless expressly authorized to do so and should refer any inquiries to the General Counsel or the Senior Vice President of Corporate Communications and Investor Relations.

N.
Post-employment transactions may be prohibited.

This Policy applies even after your termination of employment or service with AEO. If you are aware of material non-public information about AEO when your employment or other business relationship with AEO ends, you may not trade in AEO securities or disclose the material non-public information to anyone else until that information is made public or becomes no longer material.

O.
Limited Exceptions to Prohibitions.

1.
Stock Option Exercises. The foregoing prohibitions do not apply to the exercise of stock options issued under AEO equity plans if the exercise price is paid in cash or through AEO withholding a portion of the shares underlying the options. Similarly, AEO may withhold underlying shares to satisfy tax withholding requirements. The foregoing prohibitions do apply, however, to the subsequent sales of AEO securities acquired upon the exercise of options (including sales of stock in a broker-assisted cashless exercises of options), as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.

2.
Vesting of Restricted Stock or Settlement of Performance Stock Units. The foregoing prohibitions do not apply to the automatic deduction of AEO securities by AEO from your restricted stock or performance stock unit account to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock or settlement of performance stock units. The foregoing prohibitions do apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.

3.
10b5-1 Plans. The foregoing prohibitions do not apply to trades made pursuant to a valid 10b5-1 plan approved by AEO as described in the “Definitions” section above.

4.
ESPP. The foregoing prohibitions do not apply to purchasing AEO stock through periodic, automatic payroll contributions to the Company’s Employee Stock Purchase Plan (“ESPP”). The foregoing prohibitions do apply, however, to electing to enroll in the ESPP, making any changes in your elections under the ESPP, and selling any AEO securities acquired under the ESPP.

5.
Bona Fide Gifts. Bona fide gifts of AEO securities are not subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the securities at a time when the person making the gift (or a Family Member or Related Entity) would be prohibited from doing so. If an individual owns shares of a mutual fund that invests in AEO securities, there are no restrictions on trading the shares of the mutual fund at any time.

V.
Additional Requirements Applicable to Section 16 Persons

A.
Section 16 Persons must pre-clear transactions.

Section 16 Persons must obtain pre-clearance by AEO’s General Counsel or Corporate Secretary (each an “Approving Person”) before engaging in any transaction involving AEO securities, including, but not limited to, purchases, sales, and gifts. Those Section 16 Persons who are required to obtain pre-clearance will be notified from time to time by the General Counsel or Corporate Secretary of the applicable pre-clearance or other procedures applicable to them. Each Approving Person should consult with the other Approving Person, or his or her designee, prior to granting pre-clearance for trades. Neither Approving Person may engage in a transaction in AEO securities unless the other Approving Person has pre-cleared the transaction.

The Approving Persons are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this Policy. In certain circumstances, other Covered Persons may be asked to pre-clear with an Approving Person all proposed transactions before initiating them. The fact that a particular intended trade has been denied pre-clearance should be treated as material non-public information and should not be disclosed to any person unless authorized by the Approving Person.

Under no circumstance may a person trade while aware of material non-public information about AEO, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed, you must not effect the pre-cleared transaction.

AEO’s approval of any particular transaction under this pre-clearance procedure does not insulate any Section 16 Person from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of material non-public information about AEO rests with that individual in all cases.

B.
Section 16 Persons must facilitate the timely filing of Section 16 Reports.

Under Section 16(a) of the Exchange Act, Section 16 Persons are required to file reports with the SEC that disclose such individual’s trading and other transactions relating to AEO securities (“Section 16 Reports”). The Compliance Officer will assist Section 16 Persons in preparing and filing the required Section 16 Reports; however, such reporting persons retain responsibility for the Section 16 Reports. To ensure compliance with all reporting requirements, a Section 16 Person, on the date of any trade, must provide the Compliance Officer with all information relating to the trade that is necessary to properly prepare a Form 4 or other Section 16 Report. A Section 16 Person must also execute a Form 4 or other Section 16 Report (either individually or through a duly-authorized power of attorney) within a sufficient amount of time to allow the Compliance Officer to electronically file the Form 4 or other Section 16 Report with the SEC via EDGAR before the end of the second business day following the trade.

C.
Section 16 Persons are subject to Section 16(b) short-swing liability.

Section 16(b) of the Exchange Act imposes liability on Section 16 Persons for any profit derived by them as a result of a purchase and sale of AEO securities occurring within any six-month period, whether or not the trading was actually based on material non-public information. Any excess of the sale price over the purchase price is considered to be “profit” and is recoverable by AEO. It does not matter whether the purchase or sale occurred first, and it is not necessary for the same securities to be involved in each of the matched transactions. Transactions are paired so as to extract the maximum profit by matching the lowest purchase price with the highest sale price within a six-month period. Losses of any kind, including those for taxes paid, cannot be offset.

D.
Certain Covered Persons may be required to file a Form144.

Certain Covered Persons are required to file a Form 144 before making an open market sale of AEO securities. A Form 144 notifies the SEC of the insider’s intent to sell AEO securities. This form is generally prepared and filed by the Covered Person’s broker and is in addition to the Section 16 Reports filed on the Covered Person’s behalf by the Compliance Officer.

VI.
Responsibilities

The day-to-day administration of this Policy will be carried out by the Compliance Officer or their designee.

All Covered Persons must keep certain information concerning the operation of this Policy in confidence, since knowledge of certain decisions or information could itself constitute material non-public information.

This Policy will be reviewed at least every two years by the Compliance Officer and approved by the General Counsel. AEO reserves the right to amend and interpret this Policy as it deems necessary.

VII.
Accountability and Consequences for Failure to Comply

A.
Civil and Criminal Penalties.

Anyone who effects transactions in AEO securities or the stock of other publicly traded companies engaged in business transactions with AEO (or provides information to enable others to do so) on the basis of material non-public information is subject to both civil liability and criminal penalties. Penalties for insider trading can be severe for both you and the Company. Under securities laws, the Company and its directors, officers, or supervising employees may be liable for significant penalties if they do not take appropriate action to prevent a person directly or indirectly under their control from trading in securities while in possession of material non-public information – or if they recklessly disregard the likelihood that such trading would take place.

Failure to comply with this Policy could result in:

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Forfeiture of trading gains made or losses avoided, as well as civil penalties of up to three times the trading gains made or losses avoided.

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Criminal fines of up to $5 million or twice the gross gain or loss from the offense.

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Imprisonment for up to 25 years.

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Injunctions against future violations.

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Bans from serving as an officer or director of a public company.

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Private party damages.

B.
Company Discipline.

Abiding by this Policy is a condition of your employment with and/or provision of service to the Company. Any failure to follow this Policy, including failure to cooperate with an investigation, will result in disciplinary action, which may include termination of employment and/or provision of service for a first offense.

C.
Reporting Violation.

Any Covered Person who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the General Counsel, Chief Financial Officer, Internal Audit, or to the Compliance Team (Compliance@ae.com). Upon determining that any such violation has occurred, the General Counsel, in consultation with the Chief Financial Officer, will determine whether the Company should release any material non-public information and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.